Exhibit 10.4B
CHS Long-Term Incentive Plan
Appendix for Fiscal 2021- 2023 Performance Period

Transition Performance Period - Prorated Fiscal 2021-2023
In order to provide Participants the opportunity to receive an Award during the transition to the three-year Performance Period under the Plan, Participants will be eligible for a prorated Award for the fiscal 2021-2023 Performance Period (Transition Performance Period), based on plan entry date, as described in the Plan document. For Participants who enter the Plan in the period from September 1, 2021 through March 1, 2023, and remain eligible through the end of the Transition Performance Period, Awards will be prorated by the number of months eligible, as Participants will be active for a portion of the Transition Performance Period. During the Transition Performance Period the maximum proration of any Award will be 24 out of 36 months. A Participant who enters the Plan after September 1, 2021, and/or who terminates employment before the end of the Transition Performance Period due to retirement, death or disability, will be eligible for a prorated Award only per the terms of the Plan.

Fiscal 2021-2023 Return on Invested Capital Goals
Return on Invested Capital (ROIC) Financial Performance Goals are established for each Performance Period at the beginning of the Performance Period. The following table illustrates ROIC Performance Goals.

Performance Goal Level	Level Definition	Award as Percent of Target	Return on Invested Capital (ROIC)
Maximum	Above Expected level of Performance	200%	6.5%
Target	Expected level of Performance	100%	5.5%
Threshold	Lowest Level of Performance - Plan Trigger	50%	4.1%

As noted in the table above, Threshold Performance must be met to trigger any potential Award under the Plan for the Performance Period.

Return on Invested Capital (ROIC) Definition
ROIC is a measurement of how efficiently the company uses its capital and the level of returns on that capital. It is calculated by dividing net operating profit after tax by funded debt plus equity. Further details on the ROIC calculation, goal determination and goals can be answered by the finance contact for your group. The formula used in the calculation of ROIC is as follows:

ROIC=	Adjusted Net Operating Profit After Tax*
Funded Debt + Equity**

*(Earnings Before Taxes + Interest, Net) * (1- Effective Tax Rate)
**(Average of Beginning FY21 and End of Year FY23 Funded Debt) + Beginning of Year Equity

Calculation uses fiscal year 2020 July balance sheet for beginning of fiscal year 2021 funded debt and beginning of year equity. The fiscal year 2023 July balance sheet will be used for fiscal year 2023 end of year funded debt. Funded debt is calculated by adding long-term debt plus the current portion of long-term debt plus any guarantees of funded debt.
CHS Long-Term Incentive Plan Appendix 2021-2023 Performance Period